Exhibit 99.1

THERAPEUTICS Innovative Respiratory Solutions	FOR IMMEDIATE RELEASE	21622 Plummer Street Chatsworth, CA 91311 Toll Free: 800.423.8870 Phone: 818.882.0883 Main Fax: 818.882.1809

Company Contact:	Investor Contact:
Earl L. Yager	Neil Berkman Associates
President and CEO	(310) 826 — 5051
www.CHADtherapeutics.com	info@BerkmanAssociates.com
CHAD Therapeutics Completes $3.5 Million Financing Package
     CHATSWORTH, California, August 1, 2007 . . . CHAD Therapeutics, Inc. (ASE:CTU) today announced the completion of a $3,500,000 financing package with a private investor that provides funding for the development and commercial roll-out of the Company’s initial products for the sleep disorder market and enhances the Company’s working capital.
     The financing package is comprised of a $750,000 convertible term note and a $2,750,000 revolving credit line, all secured by the Company’s assets. The term note is payable in equal installments over 33 months and bears interest at prime plus 2%, and the revolving credit line bears interest at prime plus 1.5%. A portion of the financing was used to pay all outstanding obligations on the Company’s factoring arrangement with a commercial bank.
     At the investor’s option, the convertible note may be converted into shares of the Company’s common stock any time during the term of the note at a conversion price of $1.18. In addition, warrants to purchase up to 976,744 shares of CHAD’s common stock were issued to the investor with an exercise price of $1.24 per share. The investor was granted registration rights with respect to the shares underlying the warrants. The warrants include a lock-up feature for a period of 12 months after any warrants are exercised. In connection with the financing, CHAD incurred brokerage and related fees of approximately $400,000 and issued 20,958 warrants with an exercise price of $1.24 to a brokerage firm that introduced the investor.
     Earl Yager, CHAD’s President and CEO said, “As previously announced, we currently are launching several new products for the oxygen market and expect to launch our initial products for the sleep disorder market this fall. We also are pursuing outsourcing and other cost-cutting measures to reduce manufacturing costs for many of our established products. We believe this financing package gives us the resources to complete these programs while maintaining our current operations.”
About CHAD Therapeutics
     CHAD Therapeutics, Inc. develops, manufactures and markets respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.CHADtherapeutics.com.
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
     The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the loss of one or more major customers, increased competition, the introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect home care providers and CHAD’s ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among homecare providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”

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CHAD, OXYMATIC, OXYMIZER, OXYLITE, and TOTAL O2 are Registered Trademarks of Chad Therapeutics, Inc.
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